Exhibit 2

FORM OF

AGREEMENT REGARDING THE PURCHASE

AND SALE OF HUTTIG STOCK

THIS AGREEMENT (this “Agreement”), dated as of December 17, 2012, is made, executed and delivered by and between The Rugby Group Limited (formerly The Rugby Group PLC), a company registered in England and Wales under company number 206971 (“Rugby”), and the persons and entities listed on Schedule 1 attached to this Agreement (each a “Buyer” and together the “Buyers”), with respect to the purchase and sale of shares of the common stock, $0.01 par value per share (the “Stock”), of Huttig Building Products, Inc., a Delaware corporation (“Huttig”), and by which Rugby and Buyers, for good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), hereby agree as follows:

1. Purchase and Sale. Contemporaneously with the execution and delivery of this Agreement, Rugby hereby sells, assigns and transfers separately to each Buyer, and each Buyer hereby purchases, accepts and acquires separately from Rugby, the number of shares of Stock set forth next to the Buyer’s name on Schedule 1 (such Buyer’s “Shares”) in consideration of the payment by such Buyer to Rugby contemporaneously herewith of the amount of U.S. dollars (based on a price per share of Stock of $1.10) set forth next to such Buyer’s name on Schedule 1 (such Buyer’s “Purchase Price”).

(a) Prior to the date hereof, Rugby has delivered to Sutherland Asbill & Brennan LLP ( “Escrow Agent”) a duly endorsed stock power, which upon delivery hereunder, transfers and assigns from Rugby to each Buyer such Buyer’s Shares (the “Transfer Power”).

(b) Upon execution and delivery of this Agreement, each Buyer is paying its Purchase Price by wire transfer of immediately available funds to the Escrow Agent’s client escrow account to be held and disbursed in accordance with the terms of this Agreement and that certain Escrow Agreement by and among Escrow Agent, Rugby, Huttig and the Buyers, in the form attached hereto as Exhibit A. Each party hereto has instructed and does hereby irrevocably instruct the Escrow Agent that upon its receipt of the Purchase Price from all Buyers and its receipt of the purchase price from Huttig under the Huttig Purchase Agreement, Escrow Agent shall (a) deliver the Transfer Power to Computershare, Huttig’s stock transfer agent, which shall constitute delivery of the Transfer Power to each Buyer, and (b) disburse the Purchase Price to an account designated by Rugby.

(c) Rugby and each Buyer will do such other things as may be reasonably requested by the other in order more effectively to consummate or document the transfer and sale of the Shares to such Buyer.

(d) Notwithstanding the foregoing, each Buyer understands that Rugby is, contemporaneously herewith, entering into a Rugby/Huttig Agreement Regarding the Purchase and Sale of Huttig Stock (the “Huttig Purchase Agreement”) with Huttig (who, together with the Buyers under this Agreement, are the Buyers under the Escrow Agreement), and that unless all Buyers and Huttig deliver payment for the shares of Stock being respectively purchased by them to the Escrow Agent within the time periods specified in the Escrow Agreement, Rugby may cancel the purchase and sale of Stock hereunder, or the escrow will automatically terminate, as provided in the Escrow Agreement. In the event of any such cancellation or termination, no party shall have any further rights or obligations hereunder.

2. Representations and Warranties of Rugby. Rugby hereby represents and warrants to each Buyer as follows:

(a) Rugby has all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell such Buyer its Shares hereunder and to carry out and perform Rugby’s obligations under the terms of this Agreement. This Agreement has been duly executed and delivered by Rugby and constitutes the valid and binding obligation of Rugby, enforceable against it in accordance with its terms.

(b) Rugby owns such Buyer’s Shares free and clear of any and all liens, pledges, security interests, encumbrances or option or other purchase rights.

(c) Rugby has not engaged any brokers, finders or agents and has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finder’s fee or agents’ commissions or any similar charges in connection with this Agreement and the transaction contemplated hereby.

(d) Based solely upon the affidavit attached to this Agreement as Exhibit B, which confirms that Huttig is not a U.S. real property holding corporation under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), payments to Rugby are not subject to withholding under FIRPTA.

3. No Other Representations or Warranties of Rugby. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 2, RUGBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR NON-STATUTORY OR OTHERWISE WHATSOEVER, AS TO THE SHARES OF STOCK BEING TRANSFERRED PURSUANT HERETO, OR AS TO HUTTIG OR HUTTIG’S BUSINESS, ASSETS, LIABILITIES, OBLIGATIONS, FINANCIAL CONDITION AND PROSPECTS AND OTHERWISE WHATSOEVER, INCLUDING IN THIS EXCLUSION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OPERABILITY, CAPACITY AND CONDITION. EACH BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 2, THE ACQUISITION OF SUCH BUYER’S SHARES IS ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS.

4. Representations and Warranties of Buyers. Each Buyer severally (and not jointly and severally with any other Buyer) represents and warrants to Rugby as follows:

(a) Such Buyer has the power and authority to execute and deliver this Agreement, to purchase the Shares as contemplated hereby and to carry out and perform its obligations hereunder. This Agreement has been duly executed and delivered by such Buyer and constitutes the valid and binding obligation of such Buyer, enforceable against it in accordance with its terms.

(b) Such Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Such Buyer acknowledges that (i) shares of Stock have been registered under the 1933 Act, including under the Form S-3 filed by Huttig with the Securities and Exchange Commission (the “SEC”) on December 20, 2005 (the “Registration Statement”), and Huttig files periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) except as set forth in Section 2, neither Rugby nor any person acting on behalf of Rugby or any of its affiliates (excluding Huttig, if it is otherwise considered Rugby’s affiliate) has made to such Buyer any representation or warranty, express or implied, or other statements regarding the Shares, Huttig, its business, assets, liabilities, obligations, financial condition or prospects.

(d) Such Buyer has undertaken such Buyer’s own investigation based on publicly available information about Huttig as Buyer determined to be necessary and, in making such Buyer’s determination to proceed with the transactions contemplated by this Agreement, such Buyer has relied (i) on the results of such Buyer’s own independent investigation and (ii) except for the representations set forth in Section 2, not on any representations, warranties or other statements (however characterized) or other information whatsoever from Rugby, from any person acting on behalf of Rugby or from any of its affiliates (excluding Huttig, if it is otherwise considered Rugby’s affiliate) regarding the Shares, Huttig, its business, assets, liabilities, obligations, financial condition or prospects. Without limiting the foregoing, such Buyer has reviewed, and in making such Buyer’s investment decision has relied upon, the Registration Statement, the additional public reports and other information incorporated by reference into the Registration Statement, the other reports and documents Huttig has filed under the Securities Act and the Exchange Act, and other publicly available information about Huttig; and such Buyer has had an opportunity to ask questions of, and receive answers from, Huttig.

(e) In its review of the public filings of Huttig, such Buyer has carefully examined (among other things) the Risk Factors specified therein, including the one in the Registration Statement which states that (i) Huttig faces the risk of product liability and other claims, including asbestos and mold-related claims, and (ii) such claims, in the future, regardless of their ultimate outcome and whether or not covered under insurance policies or indemnified by suppliers, could result in costly litigation and have a material adverse effect on Huttig’s business and results of operations.

(f) Such Buyer is purchasing the Shares for investment for such Buyer’s own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. Such Buyer acknowledges that (i) the Shares will be considered “restricted securities” under Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, and (ii) the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities laws or pursuant to an applicable exemption therefrom.

(g) Such Buyer acknowledges it will not succeed to any of Rugby’s rights under the Registration Rights Agreement dated December 16, 1999 by and between Rugby and Huttig, including Rugby’s rights under Section 16 to designate nominees for the Board of Directors of Huttig.

(h) Such Buyer acknowledges that an investment in the Shares involves a significant degree of financial risk, and such Buyer can afford a complete loss of the purchase price of the Shares. Such Buyer’s overall commitment to investments that are not listed on an exchange and may not be readily marketable is not disproportionate to such Buyer’s net worth, and investment in the Shares will not cause such Buyer’s overall commitment to such investments to become excessive. Buyer is familiar with the nature of, and risks attendant to, investments in securities of the type being purchased and has determined that the purchase of the Shares is consistent with such Buyer’s investment objectives. Such Buyer, either alone or together with such Buyer’s advisors, if any, has the requisite knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of purchasing the Shares and to be capable of protecting such Buyer’s interests in connection with this transaction.

(i) Such Buyer has not been introduced to the offering of the Shares through any form of general advertising or solicitation, including any of the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; and (ii) any seminar or meeting whose attendees were invited by any general solicitation or general advertising. Such Buyer has not offered the Shares for resale or engaged in any general advertising or solicitation regarding the resale of the Shares or the sale of any Stock of Huttig, including any of the forms of solicitation described in the preceding sentence.

(j) Such Buyer has not engaged any brokers, finders or agents and has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finder’s fee or agents’ commissions or any similar charges in connection with this Agreement and the transaction contemplated hereby

(k) Set forth next to such Buyer’s name on Schedule 1 are true, correct and complete wire transfer instructions Escrow Agent may use to return the funds to such Buyer if all Buyers fail to pay as provided in Section 1.

5. Miscellaneous Provisions.

(a) Effective Date. This Agreement is, and the transfers contemplated hereby are, effective as of the date the Escrow Agent delivers the Transfer Power as contemplated by Section 1(b).

(b) Assignment; Successors in Interest. This Agreement is not transferable or assignable by any Buyer. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the parties and their permitted successors and assigns. Upon a successor or assign of a party, then references to such party shall also be a reference to such successor or assign.

(c) Rules of Construction. For purposes of this Agreement: (i) “including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations; (ii) “will” has the same meaning as “shall” and thus means an obligation and an imperative and not a futurity; (iii) titles and captions of or in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; and (iv) whenever the context requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders.

(d) Controlling Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York (except the laws of that state that would render such choice of laws ineffective).

(e) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersedes all other prior or contemporaneous representations, warranties, agreements, or understandings between the parties hereto which representations, warranties, agreements, understandings or letters of intent shall be of no force or effect for any purpose. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each party hereto or their respective successors in interest.

(f) Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic delivery, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

[signatures are on next page]

DULY EXECUTED and delivered by the parties to this Agreement as of the date first written above.

Rugby:	THE RUGBY GROUP LIMITED

By:
Name:
Title:

Buyers:	TAUBENPOST CAPITAL

By:
Name:
Title:

CUTTER & CO.

By:
Name:
Title:

ANDREW F. BOHUTINSKY IRA

By:
Name:
Title:

JB CAPITAL PARTNERS LP

By:
Name:
Title:

WYNNFIELD CAPITAL, I NC. PROFIT SHARING PLAN

By:
Name:
Title:

	Name:	Amy S. Campbell

	Name:	Arthur Stainman

	Name:	Arnold B. Siemer

	Name:	Andrew F. Bohutinsky

*        *        *         *        *

Schedule 1 to Agreement Regarding the Purchase and Sale of Huttig Stock

Name and Address of Buyer	# of Shares Purchased	Purchase Price	Buyer’s Wire Transfer Instructions
Taubenpost Capital c/o Tocqueville Asset Management 40 West 57th Street, NY, NY 10123	700,000	$770,000
Cutter & Co. 6450 Poe Avenue, Dayton, OH 45414	68,000	$74,800
Andrew F. Bohutinsky IRA c/o Glenmede Trust, Tracy Jemison 25825 Science Park Drive, Suite 110 Beachwood, OH 44122	135,000	$148,500
JB Capital Partners LP 5 Evan Place, Armonk, NY 10504	932,940	$1,026,234
Wynnefield Capital, Inc. Profit Sharing Plan 450 Seventh Avenue, Suite 509, NY, NY 10123	300,000	$330,000
Amy S. Campbell PO Box 659 Rockport, ME 04856	55,000	$60,500
Arthur Stainman First Manhattan Co. 437 Madison Avenue, NY, NY 10022	1,000,000	$1,100,000
Arnold B. Siemer 2 Bottomley Crescent, New Albany, OH 43054	1,280,000	$1,408,000
Andrew F. Bohutinsky 3898 Baughman Grant, New Albany, OH 43054	285,000	$313,500

Exhibit A

Escrow Agreement

Exhibit B

Huttig FIRPTA Affidavit